Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dr. Reddy’s Laboratories Limited

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-101013) pertaining to Dr. Reddy’s Employees Stock Option Scheme, 2002, of Dr. Reddy’s Laboratories Limited,
2.	Registration Statement (Form S-8 No. 333-141072) pertaining to Dr. Reddy’s Employees ADR Stock Option Scheme, 2007, of Dr. Reddy’s Laboratories Limited and
3.	Registration Statement (Form S-8 No. 333-227193) pertaining to Dr. Reddy’s Employees Stock Option Scheme, 2018, of Dr. Reddy’s Laboratories Limited;

of our reports dated June 3, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Dr. Reddy’s Laboratories Limited included in this Annual Report (Form 20-F) for the year ended March 31, 2019.

/s/ Ernst & Young Associates LLP

Hyderabad, India
June 3, 2019